Exhibit 99.1

IT&E International Group, Inc. Announces Appointment of Interim Chief Executive Officer

San Diego, CA, May 2, 2006 - IT&E International Group, Inc. (ITER.OB) today announced that it is progressing with its strategy to grow organically and by acquisition in the CRO sector. To this end, it is pleased to announce that it has broadened its senior management with the appointment of Alastair McEwan as Interim Chief Executive Officer. From his involvement with Inveresk Research over some nine years, Alastair brings substantial experience of merger and acquisition activities and the general management of a clinical CRO.

From 2002 to 2004, Alastair was President, Global Clinical, of Inveresk with responsibilities for all aspects of its global clinical trials division. As a Group Executive Vice President, Alastair was a member of its Group Executive Board which oversaw the group’s operational performance and set all aspects of its strategic direction.

Alastair joined the board of IT&E in 2006 and has assisted management and the Board in reviewing acquisition opportunities and in the implementation of enhanced management systems so as to provide a solid foundation both for current business activities and for the successful integration of new acquisitions.

Peter Sollenne has been Chief Executive Officer since 2003 and was instrumental in the acquisition of assets from Millennix, Inc. and in the recent private placement with Comvest Investment Partners II, LLC in November 2005. Peter will relinquish his operational responsibilities and continue to consult with the company on new merger and acquisition activities.

These changes are effective as of April 28, 2006.

About IT&E International Group

IT&E International together with its Millennix division is a full-service CRO that provides leading pharmaceutical and biotechnology companies with FDA and global regulatory compliance and validation services, data management, biometrics, full clinical trial management services and clinical validation throughout the clinical trials lifecycle. The company’s team of industry veterans with many years of biopharma experience utilizes the latest tools and procedures to help its clients move quickly and effectively from drug development through the FDA approval process. Services range from providing patients for drug trials, skilled personnel for trials, enterprise software and training to manage data and ensure FDA compliance and validation of new pharmaceutical manufacturing facilities to biostatistics support and analysis, audits, contract research services, data entry and verification services and providing total clinical solutions that take companies completely through Phase IV clinical trials. The company’s pharmaceutical, biotech, healthcare and other life science client list includes such well-known companies as Abbott Laboratories, Amgen, Aventis Pasteur, Baxter Pharmaceutical, Bayer, Bristol-Myers Squibb, Chiron, Eli Lilly, Genentech, GlaxoSmithKline, Novartis, Pfizer, Purdue Pharmaceuticals, Schering-Plough, VaxGen, and Wyeth Global. (http://www.iteinternational.com)(www.millennix-inc.com)

Included in this release are “forward-looking statements.” Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The Company’s actual results could differ materially from those anticipated in the forward-looking statements. The Company refers you to the cautionary statements and risk factors set forth in the documents it files with the Securities and Exchange Commission, including its most recent 10-KSB. The Company is not under any obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Details:

IT&E International Group, Inc.

505 Lomas Santa Fe Drive, Suite 200,

Solana Beach, California  92075

858-366-0970